RMB RESOURCES INC.

**RMB Resources Inc.**

Suite 900, 43 Union Boulevard
Lakewood, Colorado 80228
USA

MACQUARIE

**Macquarie Bank Limited**
**Representative Office**

125 West 55th Street
New York NY 10019
U.S.A.

May 1, 2008

**PRIVATE & CONFIDENTIAL**

The Board of Directors
Apollo Gold Corporation
5655 South Yosemite St, Suite 200
Greenwood Village, Co, 80111-3220
USA

Attention: Mr. Melvyn Williams
Chief Financial Officer

Dear Sirs,

**MANDATE LETTER TO ARRANGE AND UNDERWRITE THE BLACK FOX GOLD PROJECT FINANCE FACILITIES**

**Introduction**

Macquarie Bank Limited ("**MBL**") and RMB Resources Inc. ("**RMBR**", together the "**Underwriters**") are very pleased to present Apollo Gold Corporation (the "**Company**" and "you") with this mandate letter (**the "Letter**") to act as Arrangers and Underwriters for a US$75 million project finance and associated hedging facilities (the "**Facilities**") to fund development capital for the Black Fox Gold Project located in Ontario, Canada (the "**Project**").

This Letter sets out the terms upon which the Underwriters will carry out this mandate. The underwriters will work with the Company and seek to finalize a Credit approved term sheet for the Facilities ("**Committed Term Sheet**") within the Mandate Period (as defined below).

During the Mandate Period, following completion of satisfactory due diligence and the Underwriters obtaining appropriate internal credit approvals, the Underwriters propose to provide the Company with a Committed Term Sheet which will constitute an offer from the Underwriters which, if accepted by the Company, will commit the parties to complete the Facilities on the terms set out in the Committed Term Sheet.

This Letter does not constitute an offer of finance. Any offer to provide finance would be subject to the successful completion of legal and technical due diligence and the Underwriters' internal approval process.

### *1. Mandate Period*

In consideration of the Underwriters undertaking the tasks set out in this Letter, the Company undertakes to provide the Underwriters with an exclusive mandate (the "**Mandate**") to offer to arrange the Facilities on commercially agreed terms set out in the Committed Term Sheet. The

Mandate will commence on the date this Letter is executed by the Company and will terminate at the end of a six (6) month period unless it is extended:

(a) at any time at the option of the Company, to a date as agreed between the parties; and
(b) to allow the Underwriters no less than 45 days from receipt of any material outstanding items that are required in addition to the Bankable Feasibility Study (the "**BFS**"), for example the Stock Mill Study being undertaken by GBM, to deliver a Committed Term Sheet to the Company, in the event that not all required information has been substantially finalized prior to 90 days before the end of the Mandate Period.

Upon acceptance of the Committed Term Sheet, the mandate period shall terminate. Provisions will be made in the Committed Term Sheet such that Work Fees and Break Fee in this Letter, as per Paragraphs 4 and 6 herein, will be payable to Underwriters in the event the Facilities are not drawn within a reasonable period following acceptance of the Committed Term Sheet.

### *2. Underwriters' role*

In consideration of the Company undertaking the tasks set out in this Letter, the Underwriters' specific roles will include, but not be limited to, the following:

- To undertake all necessary due diligence of the Project, including ongoing review of all information provided to Underwriters with respect to the Project, liaising with external consultants and site visits to the Project and discussions with your consultants as required by the Underwriters. This may include, in consultation with you, retaining and instructing an independent engineer to assist the Underwriters in conducting their required due diligence;
- To develop an appropriate funding, hedging and security structure, which meets Underwriters' security, legal and credit requirements and is satisfactory to you having regard to current contractual arrangements, taxation obligations and consents required;
- Review by Underwriters of technical and other relevant data provided by you;
- Following satisfactory due diligence, to obtain internal credit approvals required to provide the Committed Term Sheet within the Mandate Period; and
- To commence documentation of the Facilities within a reasonable time of formal acceptance by you of a Committed Term Sheet.

The Underwriters' area of expertise is in arranging debt and hedging facilities. The Company will be responsible for obtaining its own professional advice on legal, accounting, taxation, actuarial, operational and other specialist matters outside the Underwriters' area of expertise. In addition to their own due diligence on such matters, the Underwriters will be given access to that advice and will be able to rely on all information, advice or other material provided by or on behalf of the Company and its professional advisers without any obligation to verify its accuracy or completeness.

### *3. Clear Market*

From the date of your acceptance of the terms set out in this Letter until the end of the Mandate Period, you agree not to, directly or indirectly, approach or negotiate with banks or other financial institutions in the international or domestic credit markets regarding potential financing transactions as described in the definition of Alternative Transaction (as defined under paragraph 16 (Definitions) below) without Underwriters' prior written consent, except (i) as specified below and (ii) for the anticipated offering by Haywood Securities Inc. (and its agents) of common shares of the Company ("the "Proposed Transaction"). For the avoidance of doubt, this does not include the renewal of overdraft and other cash management facilities in the ordinary course of business, or any equity financing transaction involving the raising of money for other projects or general corporate purposes.

## 4. *Costs and Expenses, Generally*

In consideration for the Underwriters providing these facilities, the Company agrees to pay and, if applicable, indemnify the Underwriters for the following:

(a) a work fee of US$25,000 ("**Up-Front Work Fee**"), to be shared equally by Underwriters, payable on acceptance of this Letter, which is intended to be credited against the Arrangement Fee applicable to the Facilities (as will be described in the Committed Term Sheet), the balance of the Arrangement Fee which will be payable on closing of the Facilities (the "**Closing Date**");

(b) further work fees (the "**Monthly Work Fees**") that will accrue to and be shared equally by the Underwriters at a rate of US$25,000 per month after the payment of the Up-Front Work Fee. The Monthly Work Fees paid will be credited towards the amount of any Facility Fee which is payable on the Closing Date; and

(c) reasonable expenses incurred by the Underwriters in conducting legal and technical due diligence, which includes the cost of appointing an independent engineer.

Notwithstanding the foregoing, any accrued but unpaid Up-Front Work Fee, Monthly Work Fees and other expenses will be payable on the earlier of (i) the Closing Date, (ii) the date of termination of the Mandate by the Company or the Underwriters (as described further below under paragraph 6 (Termination)), or (iii) the occurrence of a Trigger Event (as defined in paragraph 16 (Definitions)).

Any amount of Up-Front Work Fee or Monthly Work Fee shall upon payment be deemed to have been fully-earned and be non-refundable.

## 5. *Transaction team*

The persons principally responsible for the transaction are expected to be:

For RMBR:

1. Rick Winters, President, Denver
2. Felipe Holzhacker, Analyst, Denver
3. TBD

For MBL

1. Alvaro Belevan, Associate Director, New York
2. Chris Adams, Division Director, Vancouver
3. Daniel Minzer, Manager, New York
4. Steve Potter, Senior Manager, Credit Division, Sydney
5. Katie Choi, Division Director and in-house counsel, Sydney

However, from time to time it may be advisable or necessary to add or substitute Underwriters' staff including officers and employees of their affiliates who perform risk management, operational and legal functions for Underwriters or outside advisors on the transaction, including other specialist persons being utilised as required.

## 6. *Termination*

(i) <u>Termination by The Company</u>

The Company can terminate the Mandate at any time during the Mandate Period by providing a written notice to the Underwriters, whereupon the Company shall forthwith:

(a) pay a Break Fee of $250,000 to be shared equally by Underwriters ("**Break Fee**"); and

(b) pay to Underwriters any applicable accrued but unpaid Up-Front Work Fee, Monthly Work Fees and reimbursable expenses accrued to the date of the written notice to the Underwriters ("**Work Fees**").

The Mandate will be deemed to be terminated from the date of written notice being given to the Underwriters, but without prejudice to the rights of the Underwriters to be paid the Break Fee and Work Fees accrued but unpaid to that date, which rights shall survive termination.

No Break Fee shall be payable in the event of termination of the Mandate by the Company due to gross negligence or wilful misconduct by the Underwriters.

**(ii) Termination by the Underwriters**

The Underwriters can terminate the Mandate during the Mandate Period by providing written notice to the Company:

1) If there is a Change of Control of the Company, in which case the Underwriters may at their discretion terminate the Mandate whereupon the Break Fee and Work Fees are immediately due and payable to the Underwriters; or

2) At anytime during the Mandate Period without cause, in which case the Work Fees are immediately due and payable to the Underwriters.

**(iii) Termination upon occurrence of a Trigger Event**

The Mandate will be deemed to be terminated and the Break Fee and Work Fees are immediately due and payable to the Underwriters upon the occurrence of a Trigger Event as defined in paragraph 16 (Definitions).

In addition to the foregoing, in the event that the Company enters into an Alternative Transaction, (other than the Proposed Transaction) as defined in paragraph 16, directly or indirectly, to fund construction or development of the Project either during the Mandate Period or within twelve months after the end of the Mandate Period (including due to a termination by the Company or the Underwriters, as defined in paragraphs (i) and (ii) in this Section) the Company hereby agrees to offer the Underwriters the right to participate at their election in such Alternative Transaction on equal terms in all respects with the lead party at a participation level of 50%; provided however, it is acknowledged and agreed that the Underwriters shall not have any participation rights if this Mandate is terminated by the Company due to gross negligence or wilful misconduct by the Underwriters.

In this respect, the Underwriters will be given the opportunity to match the terms and conditions (including any subsequent amendments to those terms and conditions) within 15 business days of being notified of any offer of an Alternative Transaction and each material amendment to the commercial terms thereof.

### *7. Costs and Expenses, Payment Terms*

Regardless of whether the Underwriters receive internal approval to provide the Facilities, the Company agrees to reimburse and indemnify the Underwriters for all reasonable third-party costs and expenses incurred by the Underwriters in connection with the proposed Facilities (which, for

the avoidance of doubt, includes conducting legal and technical due diligence as well as the cost of appointing an independent engineer), subject to pre-approval by the Company of any third party expenses exceeding US$10,000.

This reimbursement obligation shall survive the expiry of the Mandate Period (including due to a Termination) and the Closing Date of the Facilities. All payments to be made under this clause and this Letter must be net of government taxes and any other fees, expenses assessments or charges of any kind. All amounts owed in respect of fees, expense reimbursement, termination payments etc. shall be due and payable within 21 days and overdue amounts shall be subject to interest at the Underwriters' standard rate.

### *8. Provision of information by the Company*

The Company agrees and warrants that:

(a) it will promptly provide to the Underwriters all information that the Underwriters may reasonably request in connection with their services under this Mandate, including access to all consultants involved in the BFS for the Project;

(b) it will use its reasonable endeavours to promptly provide any material technical information available on the Project to the Underwriters during the Mandate Period;

(c) all material information under the Company's control that it provides to the Underwriters will be to its knowledge true, complete and accurate in all material respects and not misleading;

(d) it will inform the Underwriters promptly if to its knowledge any material information provided by it ceases to be true, accurate and complete and not misleading;

(e) all forecasts and statements of opinion provided by the Company to the Underwriters have been, or will be made after, due and careful inquiry, and were or will be based on reasonable grounds;

(f) it will comply with all applicable laws and regulatory requirements in connection with the engagement;

(g) its own legal and accounting advisers are responsible for advising on the accounting treatment and taxation consequences of the Facilities, the validity and enforceability of any agreements entered into relating to the Facilities and compliance with all legal and regulatory requirements relating to the Facilities;

(h) the Underwriters will be entitled to rely on the accuracy and completeness of all information provided to them by the Company (orally or in writing) and all information and advice given by the Company's engineering, insurance, legal, tax and accounting advisers without independent verification; and

(i) it will, in good faith, work with the Underwriters to finalize a Committed Term Sheet; and

References in this paragraph 8 to "the Company" include its affiliates and directors, officers, employees, agents and consultants of the Company and/or its affiliates.

### *9. Indemnity*

The Company agrees with the Underwriters for itself and as trustee for each of the other Indemnified Persons (as defined below) to indemnify the Underwriters and hold the Underwriters and the Underwriters' affiliates and the respective directors, servants and agents of the Underwriters and such affiliates (each, an "**Indemnified Person**") harmless from and against any and all claims, damages, losses, liabilities, suits and reasonable expenses ("**claims**") arising out of or in connection with or in any way related to this Letter, the Committed Term Sheet, or the appointment hereunder, other than any of the foregoing claimed by an Indemnified Person to the extent resulting from the gross negligence or wilful misconduct of such Indemnified Person.

The obligations of the Company under this paragraph shall be effective regardless of whether the definitive financing documentation in connection with the Facilities is executed or whether or not any utilisation of the Facilities occurs.

The Company, on behalf of itself and each of its affiliates and the respective directors, officers and employees of the Company and such affiliates, also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of such affiliates, directors, officers or employees for or in connection with the transactions contemplated by this Letter except to the extent that same arises out of the breach hereof, gross negligence or wilful misconduct of such Indemnified Person. No Indemnified Person shall be responsible or liable to the Company, or any affiliates of the Company or any of the respective directors, officers and employees of the Company or such affiliates, or any other person, for consequential damages.

A person who is not a party to this Letter has no rights to enforce or enjoy the benefit of any terms of this Letter and the Underwriters shall not be liable to any such person by reason of entry into this Letter or the disclosure of this Letter to any person.

### *10. Confidentiality*

The Underwriters will use reasonable efforts to preserve and protect the confidentiality of any non-public confidential information obtained from the Company in connection with the provision of the Facilities and will only use that information for the purposes of carrying out the engagement or as the Company may authorise.

The Underwriters' confidentiality obligations will not apply to information which is publically available to the Underwriters or which must be disclosed by law, pursuant to any requirement of a Court or governmental or regulatory agency or otherwise in connection with any applicable litigation; provided, however, that if the Underwriters are requested in any proceeding to disclose information, the Underwriters will give the Company prompt notice of such request so that the Company may seek an appropriate protective order or other remedy.

The Underwriters acknowledge that disclosure of confidential information could cause severe and irreparable harm to the Company, and that it might not be possible to measure such damages in money. Accordingly, the Underwriters agree that in the event of breach or threatened intentional breach by them of the confidentiality provisions of this paragraph 10, the Company may seek an injunction or restraining order restraining the Underwriters from engaging in or continuing to engage in or perform any acts constituting such breach or threatened breach, together with other damages or relief available at law or in equity.

Upon termination of this Letter for any reason, or within 30 days after notice of demand for return in writing, the Underwriters shall return to Company or destroy all recordations, copies, and other manifestations of any confidential information, including, without limitation, all manifestations of confidential information in written, printed, photographic, magnetic, optical, or other media of expression, and all manifestations of confidential information incorporated into notes and work product. The Underwriters may, however, retain, subject to the provisions of this paragraph 10, those portions of their files containing confidential information necessary for the limited purpose of satisfying the requirements of their independent auditors or for the purpose of satisfying any other obligation of the Underwriters under applicable laws. The Underwriters shall provide Company with a description of the confidential information to be retained by them under the authority of the immediately preceding sentence.

The Underwriters acknowledge that they are aware, and will inform their legal representatives and consultants, that applicable securities laws prohibit third parties from trading in or recommending the Company's securities on the basis of material non-public information about

the Company, generally until a reasonable time after that confidential information has been adequately disclosed to the public.

It is possible that the Underwriters and/or their affiliates have obligations not to disclose, or it would otherwise be inappropriate for them to disclose, information obtained in other circumstances which may be relevant to their role, for example where information has been obtained by the Underwriters while acting for other clients. To avoid any conflict, you agree that the Underwriters are excluded from any duty to disclose that information or to provide advice based on it.

The Underwriters and their affiliates maintain "*information barriers*" to safeguard confidential information. It is critical to us and to all of our clients that these information barriers are effective. Accordingly, you agree that the Underwriters are not obliged to disclose to you any information that is not known to, or not able to be disclosed by, the Underwriters' personnel involved in the engagement because of the maintenance of these information barriers.

### *11. Publicity*

The Underwriters understands that the Company may be required by applicable securities laws, rules, policies and regulations and by the rules and policies of the TSX and AMEX to disclose certain information regarding this Mandate and this Letter and/or the Facilities. The Company agrees to inform the Underwriters in advance of any plan to disclose such information and to refrain from disclosing information if the Underwriters so request (to the extent it is legally permissible, and where applicable having regard to the opportunity to file redacted information), and to forward to the Underwriters for comment, prior to publishing same, copies of all draft news releases in connection with this Letter or otherwise referring to the Underwriters. The Underwriters agree to provide their comments on such releases on an expeditious basis in order for the Company to maintain compliance with its continuous disclosure obligations.

### *12. Complete agreement*

This Letter constitutes the complete agreement between the parties and no external duties or obligations of the Underwriters or the Company shall be implied. This Letter is intended to constitute a legally binding and enforceable obligation of both the Company and the Underwriters.

The obligations of the Underwriters hereunder shall be several and not joint or joint and several.

Unless otherwise defined, references in this letter to "the Company", "You" and/or "Your" includes, where applicable, references to the Company and its affiliates including its and such affiliates' respective directors, officers and employees.

### *13. Waiver and amendment*

No waiver of any right, nor any amendment, extension, or other modification of this agreement, will be effective unless signed in writing by each party.

### *14. Conflicts and no fiduciary relationships*

A reference to MBL in this Mandate (other than in this clause 14) is only in respect of the activities conducted by the Treasury and Commodities Group of MBL. A reference to RMBR in this Mandate (other than paragraph 14) is only in respect of the activities conducted by RMB Resources Inc, the RMB Resources unit of the FirstRand Group ("FirstRand"). This Mandate does not:

(a) otherwise apply to MBL and its affiliates or FirstRand and its affiliates;

(b) operate to limit or restrict in any way the conduct or activities or the range of businesses conducted by MBL and its affiliates ore FirstRand and its affiliates on their own account or for third party clients, including, without limitation, stock broking, investment advisory, investment management, proprietary transactions and custodial services.

In accepting the terms of this Mandate, the Company acknowledges and agrees that it is possible that the various divisions, business groups and affiliates of MBL or FirstRand which provide the services referred to in paragraph 14(b) above, may hold long or short positions in the securities of the Company and effect transactions in those securities for their own account or for the account of their clients. In accepting the terms of this Mandate, the Company acknowledges and agrees that these divisions, business groups and affiliates of MBL or FirstRand may hold such positions and effect such transactions without regard to the Company's interests, in accordance with applicable laws and the duties they may owe to their clients.

For the avoidance of doubt, in accepting the terms and conditions of this Mandate, the Company acknowledges and agrees that the Company and MBL and RMBR do not intend that, nor does anything in this Mandate or in the nature of the dealings between MBL and RMBR and the Company deem that, MBL or RMBR act or be responsible as a fiduciary to the Company, its management, shareholders, creditors or any other person. In accepting the terms of this Mandate, the Company expressly disclaims any fiduciary relationship and agrees that it is responsible for making its own independent judgment with respect to any transactions entered into, or dealings, with MBL and RMBR.

### *15. Applicable law*

This Letter shall be governed in accordance with the laws of Ontario and the parties to it submit to the exclusive jurisdiction of the courts of Ontario and any courts that may hear appeals from those courts in respect of any proceedings in connection with matters arising under this Letter.

### *16. Definitions*

**Alternative Transaction**: An Alternative Transaction is defined as a project or other loan, debt issue, equity issue (which includes both public and private placements), convertible securities issue, structured finance, capital lease, sale-and-leaseback, hedging or any similar or other alternative or combined finance arrangement or extension of credit (whether in the commercial banking market, capital markets or otherwise) the proceeds from which are, whether on their own or in a series of financing transactions, used to fund the Project's construction, or a corporate transaction (including a merger, reorganisation, joint venture, asset sale etc.), as a result of which the Company decides not to pursue implementation of the Facilities.

**Change of Control of the Company:** A Change of Control of the Company is defined as the change of a majority of the members of the Board of Directors of the Company, or acquisition by another person (or group of persons acting in concert) of more than 50% of the Company's voting equity.

**Trigger Event:** A Trigger Event is defined as one of the following:

- the acceptance or closing of, or the appointment of an arranger or underwriter to, an Alternative Transaction, by the Company or any of its affiliates (other than the Proposed Transaction);
- termination of the Mandate by the Company prior to the end of the Mandate Period except where due to gross negligence or wilful misconduct by the Underwriters;
- The Company breaching any of the terms set out in this Letter; or
- The Company not delivering material information or documents or performing such activities as are reasonably required to enable the finalisation of the Committed Term Sheet.

### *17. Confirmation of acceptance*

The appointment of the Underwriters under this Letter does not constitute, and should not be construed as, a financing offer by MBL and RMBR. Any such financing offer will be subject to receipt of formal internal approvals from MBL and RMBR along with the completion of satisfactory legal and technical due diligence and the delivery of a Committed Term Sheet.

We trust that these arrangements are acceptable to you.

Please confirm that you accept this agreement with the foregoing terms and conditions by signing and returning to us the duplicate copy of this Letter attached hereto whereupon it shall become an agreement between the Company and the Underwriters.

We look forward to working with you towards a successful implementation of the Facilities.

Yours sincerely,

***Macquarie Bank Limited***

__________________________ __________________________

Metals and Energy Capital Division Legal Risk Management Division

***RMB Resources Inc.***

__________________________

Richard A. Winters
President

**Acceptance of Mandate**

The terms and conditions set out in the preceding Engagement and Mandate Letter dated May 1, 2008 are accepted by Apollo Gold Corporation.

Signature: R D Russell

Title: President + CEO

Date: May 1, 2008

(The signatory warrants that he/she is duly authorised by Apollo Gold Corporation to enter into this agreement on its behalf)